October 6, 2023

Advisor Managed Portfolios
c/o U.S. Bancorp Fund Services, LLC
P.O. Box 701
Milwaukee, Wisconsin 53201-0701

Re:    Registration Statement on Form N-14

Ladies and Gentlemen:

We consent to the references to our firm in the registration statement on Form N-14 to be filed with the U.S. Securities and Exchange Commission on or about October 6, 2023, with respect to the Patient Opportunity Trust. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations thereunder.
Very truly yours,

/s/ Morgan, Lewis & Bockius LLP

Morgan, Lewis & Bockius LLP 1111 Pennsylvania Avenue, NW Washington, DC 20004 United States	+1.202.739.3000 +1.202.739.3001